Exhibit 10.8.9

RESOLUTION
OF THE
GLOBAL CHIEF HUMAN RESOURCES OFFICER OF
MARRIOTT INTERNATIONAL, INC.

REGARDING THE MARRIOTT INTERNATIONAL, INC. EXECUTIVE DEFERRED COMPENSATION PLAN

WHEREAS, Marriott International, Inc. (the “Company”) maintains the Marriott International, Inc. Executive Deferred Compensation Plan (the “Plan”); and

WHEREAS, under Section 7.3 of the Plan, the Company’s Board of Directors (“Board”) may amend the Plan from time to time; and

WHEREAS, on August 6, 2009, the Board authorized the Executive Vice President, Global Chief Human Resources Officer, now the Global Chief Human Resources Officer, to amend the Plan as he deems necessary or advisable, provided that no such amendment materially increases the cost to the Company of maintaining the Plan;

NOW THEREFORE, BE IT RESOLVED, that the following amendments to the Plan shall be made, effective for Election Years beginning on or after January 1, 2019 except as otherwise noted;

1.	Section 2.2(e) of the Plan is deleted in its entirety.

2.	Section 3.2 of the Plan is hereby replaced in its entirety as follows:

3.2    Company Accruals.
(a)    Discretionary Company Accruals. The Company may make discretionary Company Accruals for any Election Year to be allocated to the Deferred Compensation Reserve on behalf of Participants. In any Election Year for which the Company makes such discretionary Company Accrual, the Company Accrual shall be calculated as follows:

(i)
For Participants whose Compensation is equal to or greater than the compensation limit under section 401(a)(17) of the Code for the tax year corresponding with the Election Year (the “401(a)(17) limit”) but less than the compensation threshold established under the following subparagraph (ii): a percentage of the first three percent (3%) of Compensation deferred by the Participant under the Plan for the Election Year.

(ii)	for Participants whose Compensation is equal to or greater than $475,000: a percentage of the first six percent (6%) of Compensation deferred under the Plan for the Election Year.

Notwithstanding the preceding paragraph, a Participant shall only be eligible for Company Accruals for Compensation earned during periods in which the Participant is eligible to participate in the Retirement Savings Plan.

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Exhibit 10.8.9

(b)    Additional discretionary Company Accruals may be made by the Company from time to time. Such additional Company Accruals may be made in accordance with procedures established by the Company at the time such Company Accruals are allocated to a Participant’s Account.
(c)    Company Accruals under this Section 3.2 shall be allocated only on behalf of Participants in the Plan who are actively employed (including Participants on approved leaves of absence) by the Company or serving as Non-Employee Directors as of the last Friday of the Election Year of the Company for which the allocation is made. Notwithstanding the preceding sentence, Participants who incur a Separation from Service before the last Friday of the Election Year because they Retire, have a Permanent Disability, or die, or because they are employed by a business unit which is sold or otherwise disposed of on or after January 3, 1998, shall be eligible to have Company Accruals credited to the Deferred Compensation Reserve on their behalf in accordance with the provisions of Sections 3.2(a) and (b).
(d)    Notwithstanding paragraph (c) above, a Participant who incurs a Separation from Service during an Election Year and is Reinstated as an Employee or a Non-Employee Director prior to the end of such Election Year and remains employed as of the last Friday of the Election Year shall be credited with Company Accruals in accordance with this Section 3.2 for such Election Year if such Participant otherwise satisfies the requirements of the first sentence of paragraph (c).

3.	Section 3.5 of the Plan is hereby replaced in its entirety as follows:

3.5    Crediting of Earnings
At the time a Participant makes an Election for an amount to be deferred for an Election Year in accordance with Section 2.2, such Participant’s Deferred Compensation, and any other amounts to be credited to the Participant’s Account in the Deferred Compensation Reserve in accordance with Section 3.2 for that year, may be credited with hypothetical earnings at a rate of interest designated by the Company which shall be known as the Reserve Portfolio. The Company may, in its discretion, change the rate of interest for the Reserve Portfolio from time to time.
Notwithstanding the foregoing of this Section 3.5, the hypothetical earnings that may be credited to a Participant’s or beneficiary’s Account may be adjusted in accordance with Section 5.2. A Reinstated Participant whose forfeited Account balance is reinstated in accordance with Section 3.4 shall not be credited with earnings after the date of his original Separation from Service and before the date the Account balance is reinstated.

4.
Effective for claims in which the decision on appeal is issued on or after the date of adoption of this amendment, Section 6.2 of the Plan is hereby amended by adding the following sentence at the end of the existing text:

Any such action may not be filed later than eighteen (18) months following the date of the HR Officer’s decision under this Section 6.2. A claimant who fails to file such suit or legal action within the eighteen (18) months limitations period will lose any rights to bring any such suit or legal action thereafter. Nothing in this Plan should be construed to relieve a claimant of the obligation to exhaust all claims and review procedures under the Plan before filing suit in state or federal court.

5.	Section 7.3(b) of the Plan is hereby replaced in its entirety as follows:

(b)    In no event will any such amendment or termination of the Plan have the effect of reducing the Vested Portion of any Participant’s Account as of the date of such amendment or termination. The

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Exhibit 10.8.9

Board may delegate its authority to amend the Plan to the HR Officer or other Company representatives pursuant to written resolutions adopted by such Board of Directors.

6.	Appendix A of the Plan is hereby restated in its entirety to provide as follows:

APPENDIX A

RESERVED

* * * * * * *

IN WITNESS WHEREOF, the Global Chief Human Resources Officer at Marriott International, Inc. has executed this resolution this ____ day of _____________ 2018.

______________________________
David A. Rodriguez
Global Chief Human Resources Officer
Marriott International, Inc.

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